EXHIBIT 10.3


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                          ASSET PURCHASE AGREEMENT


                               BY AND BETWEEN


                     SULLIVAN BROADCASTING COMPANY, INC.


                                     AND


                       CHANNEL 47 LIMITED PARTNERSHIP





                        DATED AS OF FEBRUARY 28, 1996


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                              TABLE OF CONTENTS

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ARTICLE I

  PURCHASE AND SALE OF ASSETS.........................................     1
  1.1  Transfer of Assets.............................................     1
       (a) FCC Authorizations.........................................     2
       (b) Tangible Personal Property.................................     2
       (c) Real Property..............................................     2
       (d) Agreements for Sale of Time................................     2
       (e) Program Contracts..........................................     3
       (f) Other Contracts............................................     3
       (g) Trademarks, etc............................................     3
       (h) Programming Copyrights.....................................     3
       (i) FCC Records................................................     4
       (j) Files and Records..........................................     4
       (k) Goodwill...................................................     4
       (l) Prepaid Items..............................................     4
  1.2  Excluded Assets................................................     4
       (a) Cash.......................................................     4
       (b) Receivables and Other Claims...............................     4
       (c) Pension Assets, Etc........................................     4
       (d) Certain Contracts..........................................     5
       (e) Corporate Books and Records................................     5
       (f) Transaction Documents......................................     5
  1.3  Treatment of Liabilities.......................................     5
       (a) Permitted Liens............................................     5
       (b) Assumption of Liabilities Generally........................     6
       (c) Assumption of Certain Program Liabilities..................     7
       (d) Consent-Pending Contracts..................................     8
       (e) Payment of Seller's Share of Prorated Amounts..............    10
  1.4  Adjustments....................................................    10
       (a) Generally..................................................    10
       (b) Trade Items................................................    10
  1.5  Adjustment Procedures..........................................    11
       (a) Estimate at Closing........................................    11
       (b) Report After Closing.......................................    11
       (c) Mutual Resolution..........................................    11
       (d) Resolution by Accounting Firm..............................    11
       (e) Final Settlement...........................................    12
       (f) Costs......................................................    12

ARTICLE II

  PURCHASE/CLOSING....................................................    12
  2.1  Purchase Price.................................................    12
       (a) Amount and Form............................................    13
       (b) Allocation of Cash Purchase Price..........................    13
  2.2  Closing Transactions...........................................    13
       (a) Closing; Delayed Closing...................................    13
       (b) Closing Transactions.......................................    13
  2.3  Conditions to Buyer's Obligations..............................    14
  2.4  Conditions to Seller's Obligations.............................    16

ARTICLE III

  PRE-CLOSING COVENANTS...............................................    17
  3.1  Operation and Maintenance of the Business......................    17
  3.2  Negative Covenants of Seller...................................    19
  3.3  Information....................................................    20
       (a) Interim Reports............................................    20
       (b) Buyer's Access.............................................    20
       (c) Exclusivity................................................    20
  3.4  Consents Generally.............................................    21
  3.5  Application(s) for FCC Consent.................................    21
  3.6  Notice and Cooperation.........................................    22
       (a) Notice of Breach...........................................    22
       (b) Notice of Certain Other Events.............................    22
       (c) Efforts to Close...........................................    22
  3.7  Real Estate Matters............................................    23
       (a) Lease-Related Materials....................................    23
       (b) Title Insurance............................................    23
       (c) Surveys....................................................    23
  3.8  Copies of New Contracts........................................    23
  3.9  HSR Act........................................................    24
  3.10 No Premature Assumption of Control.............................    24

ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF SELLER............................    24
  4.1  Organization and Power.........................................    25
  4.2  Authorization of Transactions..................................    25
  4.3  Subsidiaries; Investments......................................    25
  4.4  Absence of Conflicts...........................................    25
  4.5  Financial Statements...........................................    26
  4.6  Certain Developments...........................................    26
  4.7  Title to, Condition and Sufficiency of Assets..................    27
       (a) Owned Properties...........................................    27
       (b) Leased Properties..........................................    27
       (c) No Proceedings.............................................    28
       (d) Current Use................................................    28
       (e) Condition and Operation of Improvements....................    28
       (f) Ownership of Assets........................................    29
       (g) Condition of the Assets....................................    29
  4.8  FCC Matters....................................................    29
       (a) Generally..................................................    29
       (b) Cable Matters..............................................    30
  4.9  Taxes..........................................................    31
  4.10 Contracts and Commitments......................................    32
       (a) Listing....................................................    32
       (b) Absence of Breach, etc.....................................    33
       (c) Available Program Runs.....................................    33
       (d) Copies.....................................................    34
  4.11 Proprietary Rights.............................................    34
       (a) Listing....................................................    34
       (b) Ownership; Infringement....................................    34
       (c) Protective Measures........................................    35
  4.12 Litigation; Proceedings........................................    35
  4.13 Brokerage......................................................    35
  4.14 Governmental Licenses and Permits..............................    35
  4.15 Employees......................................................    35
  4.16 Employee Benefit Plans.........................................    36
  4.17 Affiliate Transactions.........................................    36
  4.18 Compliance with Laws...........................................    36
  4.19 Environmental Matters..........................................    37
       (a) Compliance Generally.......................................    37
       (b) Permits....................................................    37
       (c) Claims.....................................................    37
       (d) Storage Tanks..............................................    37
       (e) Operations.................................................    37
       (f) Transaction-Triggered Requirements.........................    38
       (g) Liability for Others.......................................    38
       (h) Environmental Liens........................................    38
  4.20 Disclosure.....................................................    38

ARTICLE V
  REPRESENTATIONS AND WARRANTIES OF BUYER.............................    39
  5.1  Organization and Power.........................................    39
  5.2  Authorization of Transaction...................................    39
  5.3  Absence of Conflicts...........................................    40
  5.4  Brokerage......................................................    40
  5.5  Litigation.....................................................    40
  5.6  Qualification as a Licensee....................................    40
  5.7  Disclosure.....................................................    41

ARTICLE VI

  TERMINATION.........................................................    41
  6.1  Termination....................................................    41
  6.2  Effect of Termination..........................................    42

ARTICLE VII

  INDEMNIFICATION AND RELATED MATTERS.................................    43
  7.1  Survival; Absence of Other Representations.....................    43
  7.2  Indemnification................................................    43
       (a) By Seller..................................................    43
       (b) By Buyer...................................................    45
  7.3  Indemnification Procedures.....................................    46
       (a) Notice of Claim............................................    46
       (b) Assumption of Defense......................................    46
       (c) Limits of Assumption of Defense............................    46
  7.4  Treatment of Indemnification Payments..........................    48

ARTICLE VIII

  ADDITIONAL AGREEMENTS...............................................    48
  8.1  Buyer's Retention of Retained Records; Continuing Assistance...    48
  8.2  Press Releases and Announcements...............................    49
  8.3  Further Transfers..............................................    50
  8.4  Specific Performance...........................................    50
  8.5  Expenses.......................................................    50
  8.6  Non-Solicitation and Confidentiality...........................    51
       (a) Non-Solicitation...........................................    51
       (b) Confidentiality by Seller..................................    52
       (c) Confidentiality by Buyer...................................    52
       (d) Remedy for Seller's Breach.................................    53
       (e) Remedy for Buyer's Breach..................................    53
       (f) Similar Agreements.........................................    53
  8.7  Billing and Collection of Seller's Receivables.................    54
       (a) Billing by Buyer...........................................    54
       (b) Collection and Application by Buyer........................    54
       (c) Application of Collections.................................    54
       (d) Non-Interference...........................................    54
       (e) Termination................................................    55
       (f) Access.....................................................    55
  8.8  Seller's Name..................................................    55

ARTICLE IX

  MISCELLANEOUS.......................................................    55
  9.1  Amendment and Waiver...........................................    55
  9.2  Notices........................................................    56
  9.3  Binding Agreement; Assignment..................................    57
  9.4  Severability...................................................    58
  9.5  No Strict Construction.........................................    58
  9.6  Captions.......................................................    58
  9.7  Entire Agreement...............................................    58
  9.8  Counterparts...................................................    58
  9.9  Governing Law..................................................    58
  9.10 Parties in Interest............................................    59
  9.11 Generally Accepted Accounting Principles.......................    59
  9.12 WAIVER OF JURY TRIAL...........................................    59
  9.13 Other Definitional Provisions..................................    59

CROSS REFERENCES TO DEFINITIONS

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Adjustment Time.......................................................    10

Assets................................................................     2

Assumed Contracts.....................................................     6

Assumed Liabilities...................................................     6

Barter Program Contract...............................................    19

Buyer.................................................................     1

Cable Act Requirements................................................    30

Cash Purchase Price...................................................    12

Closing...............................................................    13

Closing Balance Sheet.................................................    11

Closing Date..........................................................    13

Closing Transactions..................................................    14

Communications Act....................................................    62

Confidential Information..............................................    52

Consent...............................................................    62

Consent-Denied Contract...............................................     9

Consent-Pending Contract..............................................     8

Contract..............................................................    62

Delinquent Accounts...................................................    55

Double-Run Program....................................................    62

DOJ...................................................................    24

Environmental and Safety Requirements.................................    63

Environmental Lien....................................................    63

ERISA.................................................................    36

Escrow Agent..........................................................     1

Escrow Agreement......................................................     1

Escrow Fund...........................................................     1

Excludable Contract...................................................    63

Excluded Assets.......................................................     4

Excluded Contracts....................................................     5

FCC...................................................................    63

FCC Approval Date.....................................................    63

FCC Authorizations....................................................     2

FCC Consents..........................................................    63

FCC Regulations.......................................................    63

Final Approval Date...................................................    63

Final Net Adjustment..................................................    11

Final Order...........................................................    64

Financial Statements..................................................    26

FTC...................................................................    24

GAAP..................................................................    64

Governmental Entity...................................................    64

HSR Act...............................................................    15

Improvements..........................................................    28

Indebtedness..........................................................    64

Indemnified Party.....................................................    46

Indemnifying Party....................................................    46

Insider...............................................................    65

Investigating Parties.................................................    20

Latest Balance Sheet..................................................    26

Leased Realty.........................................................    27

Leases................................................................     2

Legal Requirement.....................................................    65

Lien..................................................................    65

Loss..................................................................    43

Mandatory Consent.....................................................    65

Market Cable System...................................................    65

Material Adverse Effect...............................................    65

Network Affiliation Agreements........................................    66

Non-FCC Authorizations................................................    35

Non-Solicitation Period...............................................    51

Other Assumed Contracts...............................................     3

Owned Realty..........................................................    27

Parties...............................................................     1

Permitted Liens.......................................................     6

Person................................................................    66

Program Contracts.....................................................     3

Program Payments......................................................     7

Proprietary Rights....................................................    66

Retained Records......................................................     5

Seller................................................................     1

Seller's Debtor.......................................................    54

Seller's Receivables..................................................     4

Station...............................................................     1

Tax...................................................................    66

Tax Code..............................................................    67

Tax Return............................................................    67

Taxable...............................................................    66

Taxes.................................................................    66

Taxing................................................................    66

Termination Date......................................................    41

Threshold Amount......................................................    44

Time Sale Contracts...................................................     2

Title Insurer.........................................................    23

Trades................................................................    67

Transaction Documents.................................................     5

Transfer Taxes........................................................    51

Transferred Records...................................................     4

                          ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is entered into as of February 28, 1996, by and between Sullivan Broadcasting Company, Inc., a Delaware corporation ("Buyer"), and Channel 47 Limited Partnership, a Wisconsin limited partnership ("Seller"). Buyer and Seller are sometimes collectively referred to as the "Parties". Other capitalized terms used and not otherwise defined in this Agreement are defined in the attached Exhibit A.

      Seller is the licensee and operator of broadcast television station WMSN-TV, Madison, Wisconsin (the "Station"). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets of the Station, as a going concern, subject to the terms and conditions set forth in this Agreement.

      Contemporaneously with the closing of the transactions contemplated by this Agreement, the Parties will execute and deliver an escrow agreement, substantially in the form of the attached Exhibit B, among them and the escrow agent to be named therein (as in effect from time to time, the "Escrow Agreement"), and Buyer will deliver to such escrow agent, as agent (together with any successor thereto under the Escrow Agreement, the "Escrow Agent"), cash in the amount of $2,000,000 (the "Escrow Fund") pursuant to Section 2.1(a) below. The Escrow Fund will be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and will be disbursed as provided in the Escrow Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                 ARTICLE 1.

                         PURCHASE AND SALE OF ASSETS
                         ---------------------------

      1.1 Transfer of Assets. Upon and subject to the terms and conditions stated in this Agreement, on the Closing Date, Seller, as its interests may appear, will convey, transfer, and deliver to Buyer, and Buyer will acquire from Seller, all of Seller's rights in, to and under all assets, rights and properties of Seller, whether real, personal or mixed, tangible and intangible, and of every kind, character and description, which are used or useful in the business and operation of the Station, as a going concern, but excluding all such assets, rights and properties which constitute Excluded Assets. The rights, assets, property, and business of Seller to be transferred to Buyer pursuant to this Agreement are referred to as the "Assets". Subject to Section 1.2, the Assets will include Seller's rights in, to and under the following:

            (a) FCC Authorizations. All licenses and authorizations issued by the FCC to Seller with respect to the Station (the "FCC
      Authorizations"), including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

            (b) Tangible Personal Property. All equipment, vehicles, furniture, fixtures, transmitting towers, antennas, transmitters, satellite earth stations, office materials and supplies, spare parts and other tangible personal property of every kind and description owned as of the date of this Agreement by Seller and used or useful in connection with the business and operation of the Station, and any additions, improvements, replacements, and alterations thereto made between the date of this Agreement and the Closing Date, all to the extent of Seller's interest therein, but excluding all such property consumed, retired, or disposed of by Seller as permitted by this Agreement, between the date of this Agreement and the Closing Date.

            (c) Real Property. The Owned Realty and the Leased Realty, and all Improvements, owned as of the date of this Agreement or on the Closing Date by Seller and used or useful in the business and operation of the Station, and all leases of Leased Realty as in effect on the Closing Date (the "Leases"); provided that, if there occurs any condemnation or destruction of or damage to any such real property interest or underlying real property or any Improvement which is not replaced, repaired or restored prior to the Closing Date, whether or not such condemnation, destruction or damage could have a Material Adverse Effect, then, if Buyer so elects, at the Closing Seller will assign to Buyer all of Seller's interest, if any, in the proceeds of such condemnation or any insurance covering such damage or destruction.

            (d) Agreements for Sale of Time. All orders, agreements and other Contracts existing on the date of this Agreement, or entered into in the ordinary course of business of the Station, or as otherwise permitted by this Agreement, between the date of this Agreement and the Closing Date, for the sale of advertising time (including Trades) on the Station, to the extent unperformed on the Closing Date (collectively, the "Time Sale Contracts").

            (e) Program Contracts. All program licenses and other Contracts under which Seller is authorized to broadcast film or other product or programs on the Station and which are described on Schedule 4.10C to this Agreement or which are in effect on the date of this Agreement and which are Excludable Contracts, together with all such program licenses and other Contracts entered into in accordance with this Agreement between the date of this Agreement and the Closing Date, to the extent existing as of the Closing Date (collectively, the "Program Contracts").

            (f) Other Contracts. The Network Affiliation Agreements and all Contracts relating to the Station to which Seller is a party on the date of this Agreement and described on Schedule 4.10A to this Agreement, together with all such Contracts which are in effect on the date of this Agreement and which are Excludable Contracts, and all such Contracts entered into as permitted by this Agreement between the date of this Agreement and the Closing Date, in each case to the extent existing as of the Closing Date and in each case other than any Contract described in Section 1.1(c), 1.1(d) or 1.1(e) (collectively, the "Other Assumed Contracts").

            (g) Trademarks, etc. All trademarks, service marks, trade names, jingles, slogans, logotypes and other Proprietary Rights, and all goodwill associated with the foregoing, used or useful in connection with the business and operation of the Station, including all Seller's rights to use the call letters "WMSN" and any related names and phrases, existing on the date of this Agreement or acquired by Seller between the date of this Agreement and the Closing Date, in each case to the extent existing on the Closing Date.

            (h) Programming Copyrights. All program and programming materials and elements of whatever form or nature owned by Seller and used or useful in connection with the business and operation of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned by or licensed to Seller and used or useful in connection with the business and operation of the Station, together with all such programs, materials, elements, and copyrights acquired by Seller between the date of this Agreement and the Closing Date, in each case to the extent existing on the Closing Date.

            (i) FCC Records. All FCC logs and other compliance records of Seller that relate to the operation of the Station and in existence on the Closing Date.

            (j) Files and Records. All files and other records of Seller which may relate to the business or operation of the Station on or after the Closing Date or which may be pertinent to the performance of Buyer's obligations pursuant to Section 8.7, including all related books, records, accounts, cancelled checks, payment records, Tax records (including payroll, unemployment, real estate, and other tax records), and all similar books and records of Seller relating to the Station (the "Transferred Records").

            (k) Goodwill. All of Seller's goodwill in, and going concern value of, the Station or otherwise associated with any other Asset.

            (l) Prepaid Items. All prepaid expenses relating to the Station (which will be prorated as provided in Section 1.4).

As used in this Agreement, the terms "Leases," "Time Sale Contracts," "Program Contracts" and "Other Assumed Contracts" will not include Contracts of any type described above which are Excluded Contracts.

      1.2 Excluded Assets. There will be excluded from the Assets and, to the extent in existence on the Closing Date, retained by Seller, the following assets (the "Excluded Assets"):

            (a) Cash. All cash, cash equivalents, and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, rights in and to bank accounts, and marketable securities held by Seller.

            (b) Receivables and Other Claims. All accounts and notes receiv able of Seller relating to or arising out of the operation of the Station prior to the Adjustment Time (collectively, the "Seller's Receivables"), and all other claims of Seller with respect to transactions or other conduct of the business of the Station prior to the Adjustment Time, including claims for Tax refunds and rebates and claims of Seller under all Contracts with respect to events or periods prior to the Adjustment Time.

            (c) Pension Assets, Etc. Pension, profit sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans, and the assets thereof, and all other plans, agreements, or understandings to provide employee welfare, pension or other benefits of any kind for any employees or former employees (or dependents or related persons of any employees or former employees) of Seller.

            (d) Certain Contracts. All Consent-Denied Contracts, and all leases and Contracts of a type described in Section 1.1(c), 1.1(d), 1.1(e) or 1.1(f) but which have expired or may expire and are not renewed, or which otherwise have terminated or may terminate, as permitted by this Agreement, between the date of this Agreement and the Closing Date (collectively, the "Excluded Contracts").

            (e) Corporate Books and Records. All minutes of meetings of the board or directors (or similar governing body) or partners of Seller and files and other records which are not Transferred Records (the "Retained Records").

            (f) Transaction Documents. All rights of Seller pursuant to this Agreement, the Escrow Agreement and the other agreements and instruments delivered pursuant hereto or thereto (collectively, the "Transaction Documents").

            (g) Personal Assets. The personal assets of certain employees of Seller, to the extent described on Schedule 1.2.

      1.3  Treatment of Liabilities.

            (a) Permitted Liens. The Assets will be sold and conveyed to Buyer free and clear of all Liens other than:

                  (1) Liens arising by operation of law and securing the
            payment of Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings (and, as to which contested Liens, Seller has or will by the Closing have disclosed the same to Buyer in writing and at the time of the Closing will have in effect arrangements which are reasonably satisfactory to Buyer for the payment of any underlying liability or obligation without recourse to Buyer or any Asset),

                  (2) easements, rights-of-way, reservations of rights,
            conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that do not, individually or in the aggregate materially interfere with the use of the affected property in the operation of the Station as conducted or as proposed to be conducted by Seller,

                  (3) restrictions on transfer imposed under state or federal securities laws or pursuant to the Communications Act or the FCC Regulations,

                  (4) the lessors' and sublessors' rights under the Leases and leases of personal property by Seller as lessee which are part of the Assets,

                  (5) mechanics', carriers', workers', repairers', and similar non-consensual Liens arising by operation of law and relating to obligations which are incurred in the ordinary course of business and which are not yet due and payable on the Closing Date,

                  (6) Liens arising out of any failure to comply with the
            provisions of any bulk transfer law which may be applicable to the purchase and sale of the Assets pursuant to this Agreement, and

                  (7) other Liens which secure some or all of the Assumed
            Liabilities and no other liabilities or obligations of Seller or any other Person, all of which Liens are described on Schedule 1.3 to this Agreement

(collectively, the "Permitted Liens").

            (b) Assumption of Liabilities Generally. Subject to Section 1.3(c), the "Assumed Liabilities" are

                  (1) all liabilities and obligations of Seller pursuant to
            the Leases, the Time Sales Contracts, the Program Contracts and the Other Assumed Contracts (collectively, the "Assumed Contracts"), including each such Contract which is a Consent-Pending Contract unless and until such Consent-Pending Contract becomes a Consent-Denied Contract, in each case to the extent that any such liability or obligation arises or accrues after the Adjustment Time, and

                  (2) all obligations of Seller to provide advertising time
            pursuant to Trades in existence on the date of this Agreement or entered into after the date of this Agreement and prior to the Closing Date in accordance with this Agreement, to the extent that such obligations exist at the Adjustment Time.

On the Closing Date, Buyer will assume and agree to pay, satisfy, perform and discharge as and when due, and will hold Seller harmless from and against, all Assumed Liabilities. Without limiting the foregoing but subject to Section 1.3(c), the Assumed Liabilities will not include, and Buyer will not assume or otherwise become responsible for, any other liability or obligation of Seller, including:

            (A) any liability or obligation of Seller arising out of the operations of the Station or any Asset prior to the Adjustment Time;

            (B) any liability or obligation of Seller under any Contract which is not an Assumed Contract, including any Consent-Denied Contract;

            (C) except as otherwise provided in Section 8.5, any liability or obligation of Seller for any federal, state, or local income or other Taxes;

            (D) any liability or obligation of Seller to any employee or former employee of Seller or the Station attributable to any period of time prior to the Adjustment Time, including any severance or other liability of Seller arising out of the termination by Seller of any employee's employment with Seller, or any duty, obligation, or liability of Seller relating to any pension, 401(k) or other similar plan, agreement, or arrangement provided by Seller to employees or former employees of Seller, and none of such plans will be assumed by Buyer;

            (E) any liability or obligation which constitutes Indebtedness of Seller (other than Indebtedness arising under any capitalized lease which is described on Schedule 4.10A); or

            (F) any liability or obligation of Seller arising out of any litigation, proceeding, or claim by any Person, to the extent that such liability or obligation relates to the operations of the Station by Seller prior to the Adjustment Time, whether such litigation, pro ceeding, or claim is pending, threatened, or asserted before, on, or after the Closing Date.

      (c) Assumption of Certain Program Liabilities. Notwithstanding Section 1.3(b), as between Buyers and Seller:

            (1) Seller will be responsible for, and Buyer will not assume, all obligations to make cash payments of license and usage fees pursuant to any Program Contract ("Program Payments") which first become due and payable under the terms of the Program Contract in question prior to the first day of the calendar month which includes the Closing Date;

            (2) Buyer will be responsible for, and will assume and agree to pay, satisfy, perform and discharge, all Program Payments which first become due and payable under the terms of the Program Contract in question after the last day of the calendar month which includes the Closing Date; and

            (3) with respect to Program Payments which first become due and payable under the terms of the Program Contract in question during the calendar month which includes the Closing Date: (A) Seller will be responsible for, and Buyer will not assume, a portion of each such Program Payment which is equal to a fraction, the numerator of which is the number of days (if any) in such calendar month which are prior to the Closing Date and the denominator of which is the total number of days in such calendar month, and (B) Buyer will be responsible for, and will assume and agree to pay, satisfy, perform and discharge, the remaining portion of such Program Payments.

Notwithstanding Section 1.3(b), the Assumed Liabilities will not include any Program Payments to the extent that Seller is responsible therefor pursuant to this Section 1.3(c), but will include all Program Payments to the extent that Buyer is responsible therefor pursuant to this Section 1.3(c).

      (d) Consent-Pending Contracts. An Assumed Contract is a "Consent-Pending Contract" at any time after the Closing when any Consent relating to such Assumed Contract has not been obtained or is not in effect. As an accommodation in order to permit the purchase and sale of the Assets to be consummated in a timely manner, and based upon the Parties' mutual belief that no other party to a Consent-Pending Contract will object to or be materially harmed by Buyer's enjoyment or use of Seller's rights or performance of Seller's obligations under any Consent-Pending Contract and that each such third party will grant any required Consent, the Closing Transactions will be consummated notwithstanding the fact that any required Consent which is not a Mandatory Consent has not been obtained under one or more Consent-Pending Contracts. In that event, Buyer and Seller agree as follows with respect to each Consent-Pending Contract:

            (1) After the Closing and until March 1, 1998, Seller and Buyer will continue to attempt to obtain all Consents with respect to such Contract in accordance with Section 3.4.

            (2) From and after the Closing Date, Buyer and Seller will cooperate with one another to provide Buyer with the benefits of each Consent-Pending Contract (and Buyer may utilize such benefits), and Buyer will assume and agree to timely pay, satisfy, perform, and discharge Seller's liabilities which arise under such Contract after the Adjustment Time, unless and until such Contract is a Consent-Denied Contract. If such Contract becomes a Consent-Denied Contract, then Buyer may thereafter suspend its performance of Seller's obligations arising thereafter under such Contract until such time as such Consent-Pending Contract is no longer a Consent-Denied Contract, and Seller will perform or otherwise satisfy such obligations. If Buyer is denied the benefits of any Consent-Pending Contract while it is a Consent-Pending Contract, then Seller will be responsible for the obligations of Seller pursuant to such Contract to the extent that they relate to the period during which it is a Consent-Pending Contract or a Consent-Denied Contract; provided that to the extent that Buyer actually receives or received the benefit of any Consent-Pending Contract or Consent-Denied Contract while it is or was a Consent-Pending Contract or a Consent-Denied Contract, Buyer will be responsible for the performance of Seller's obligations arising thereunder to the extent they relate to the benefit received by Buyer while such Consent-Pending Contract or Consent-Denied Contract is or was a Consent-Pending Contract or a Consent-Denied Contract.

            (3) A Consent-Pending Contract becomes a "Consent-Denied Contract" if, prior to March 1, 1998, any party to such Contract other than Seller or Buyer expressly terminates Buyer's enjoyment of the rights and benefits pursuant to such Contract on the ground that such party's Consent to the assignment of Seller's rights under such Contract to Buyer pursuant to this Agreement has not been obtained, or if such Consent-Pending Contract remains a Consent-Pending Contract on March 1, 1998. Any such Consent-Pending Contract will remain a Consent-Denied Contract unless and until each Consent which is required to be obtained in order to permit the assignment of Seller's rights under such Contract pursuant to this Agreement has been obtained; provided that no Consent-Denied Contract will cease to be a Consent-Denied Contract after March 1, 1998.

In addition, at Buyer's request, Seller will cooperate with Buyer to the extent reasonably necessary to enforce all rights under each Consent-Pending Contract.

      (e) Payment of Seller's Share of Prorated Amounts. Notwithstanding any provision of this Agreement to the contrary, to the extent, if any, that Seller makes payment to Buyer, or Buyer receives a credit against any amount otherwise payable to Seller pursuant to this Agreement, as a result of any proration or adjustment pursuant to Section 1.4, Buyer will assume and will be obligated to pay the obligation and liability for which such proration or adjustment was actually made pursuant to Section 1.4.

      1.4  Adjustments.

      (a) Generally. The operation of the Station and the revenues, expenses, and liabilities attributable thereto, including power and utilities charges, ad valorem property taxes (upon the basis of the most recent assessment available), rents, and similar accruing, prepaid and deferred items (other than Program Payments, which will be allocated in the manner described in Section 1.3(c), and obligations under Trades, which will be allocated in the manner provided in Section 1.4(b)), will be prorated between Seller and Buyer in accordance with the principle that

            (1) Seller will receive all revenues earned or accrued, and will be responsible for all such expenses, costs and liabilities incurred in or allocable to the conduct of the business and operation of the Station or the ownership or operation of the Assets through 11:59 p.m. (local time) on the day preceding the Closing Date (the "Adjustment Time"), and

            (2) Buyer will receive all revenues earned or accrued, and will be responsible for all such expenses, costs and liabilities incurred in or allocable to the conduct of the business and operation of the Station or the ownership or operation of the Assets after the Adjustment Time.

Notwithstanding the foregoing, Seller will be liable for all liabilities and obligations which are not Assumed Liabilities, and Buyer will be liable for those costs of employee compensation, including all payroll taxes and related contributions, vacation, sick leave, and personal days, attributed to or accruable on account of service with respect to the Station after the Adjustment Time only for those employees of Seller to whom Buyer (in its discretion) elects to offer employment by Buyer as of the time of the Closing and who accept such employment (and then only from and after the commencement of such employment by Buyer).

      (b) Trade Items. If, as of the Adjustment Time, the aggregate value of Seller's performance obligations with respect to the Station to be performed after the Adjustment Time under all Trades exceeds $35,000, then Buyer will receive a refund of the Cash Purchase Price in the amount of such excess over $35,000. The value of Seller's obligations under Trades will be determined in accordance with the valuation methods used by Seller as of the date of this Agreement. There will be no proration or other adjustment with respect to Trades except in accordance with this Section 1.4(b), and there will be no proration or adjustment with respect to any program barter agreements.

      1.5  Adjustment Procedures.

      (a) Estimate at Closing. On the Closing Date, to the extent practicable, the prorations and adjustments described in Sections 1.3(c), 1.4(a) and 1.4(b) will be determined and paid on the basis of the then most recently available financial statements and other information relating to the Station, to the extent agreed by Buyer and Seller.

      (b) Report After Closing. On or prior to the 90th day after the Closing Date, Buyer will prepare and submit to Seller a balance sheet for the Station (the "Closing Balance Sheet") as of the Adjustment Time, together with Buyer's determination of the net amount of any remaining adjustment to be paid to, or by, Buyer in order to give effect to the provisions of Sections 1.3(c), 1.4(a) and 1.4(b) (the "Final Net Adjustment"). Buyer's determination of the Final Net Adjustment will become final and binding upon Buyer and Seller on the sixtieth (60th) day after the Closing Balance Sheet is given to Seller unless, prior to such sixtieth (60th) day, Seller gives Buyer written notice stating that Seller disagrees with such determination and, to the extent reasonably possible, stating in reasonable detail the nature, extent of, and basis for, Seller's disagreement.

      (c) Mutual Resolution. If Seller timely gives Buyer such a dispute notice, then, during the thirty (30) days after Seller gives such dispute notice, Seller and Buyer will attempt in good faith to resolve such disagreement, and any mutual determination of the Final Net Adjustment by Seller and Buyer will be final and binding upon each of them on the date of such mutual determination.

      (d) Resolution by Accounting Firm. If any such dispute cannot be resolved by Buyer and Seller on or prior to such thirtieth (30th) day, then such dispute will be referred to an independent public accounting firm of national or regional stature which is designated and retained by Seller and approved by Buyer (which approval Buyer will not unreasonably withhold) and which has not been employed by either Party or any of its affiliates during any portion of the three (3) years preceding the date of such retention, and such firm's determination of the Final Net Adjustment will be final and binding upon Buyer and Seller.

      (e) Final Settlement. Payment of the amount of the Final Net Adjustment will be made not later than the fifth (5th) business day after the Final Net Adjustment is finally determined pursuant to this Section 1.5; provided that, if any dispute arises over the amount to be paid, such payment will nonetheless be made to the extent such amount is not in dispute.

      (f)  Costs.  The prevailing Party in any determination pursuant to
Section 1.5(d) also will be entitled to recover from the non-prevailing Party such prevailing Party's reasonable attorneys' fees and disbursements in addition to any damages or other remedies awarded to the prevailing Party, and the non-prevailing Party also will be required to pay all other costs and expenses associated with the arbitration; provided that (1) if the independent public accounting firm which makes such determination is unable to determine that a Party is the prevailing Party, then such costs and expenses will be equitably allocated by such firm upon the basis of the outcome of such determination, and (2) if such firm is unable to allocate such costs and expenses in such a manner, then each Party will pay the out-of-pocket expenses incurred by it and the Parties will each pay one-half of the costs and expenses of the independent public accounting firm retained pursuant to
Section 1.5(d). Such firm may designate the prevailing party for purposes of this Section 1.5(f).

                                 ARTICLE II

                              PURCHASE/CLOSING
                              ----------------

      2.1  Purchase Price.

      (a) Amount and Form. In consideration of Seller's performance of this Agreement and the transfer and delivery of the Assets to Buyer at the Closing, Buyer will pay to Seller an aggregate amount equal to $26,500,000 (the "Cash Purchase Price"), plus or minus the amount of any adjustments made pursuant to
Section 1.4, and Buyer will assume the Assumed Liabilities. Buyer will pay the Cash Purchase Price on the Closing Date in the following manner:

            (1) $24,500,000 will be paid by wire transfer of immediately available funds to such bank account as Seller may designate on or prior to the Closing Date; and

            (2) $2,000,000 will be paid by wire transfer of immediately available funds to such bank account as the Escrow Agent may designate, for deposit in the Escrow Fund;

provided that, at its election, Buyer may apply all or any of the amount specified in clause (1) above to the payment of any obligation which at the time of the Closing is secured by any Lien on any Asset which is not a Permitted Lien.

            (b) Allocation of Cash Purchase Price. Buyer and Seller agree to allocate the Cash Purchase Price among the Assets in a manner mutually agreed upon by Seller and Buyer and consistent with the applicable provisions of the Tax Code. Buyer and Seller agree to file (at such times and in such manner as required by applicable Legal Requirements) all relevant returns and reports (including Forms 8594, Asset Acquisition Statements, and all income and other tax returns) on the basis of such allocation, in each case to the extent permitted by applicable Legal Requirements.

      2.2  Closing Transactions.

      (a) Closing; Delayed Closing. The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the "Closing") will occur at a place located in Milwaukee, Wisconsin, Chicago, Illinois or New York, New York and designated by Buyer by written notice to Seller not less than five business days in advance of the Closing, at 10:00 a.m. on a date to be so designated by Buyer (which date, subject to the following sentence, will not be earlier than the FCC Approval Date and will not be later than the tenth business day after the Final Approval Date), or on such other date or at such other place or time as may be mutually acceptable to Buyer and Seller. Notwithstanding the foregoing, if, on any date for the Closing described in the preceding sentence or specified pursuant to this sentence, any condition of Buyer or Seller specified in
Section 2.3 or Section 2.4 has not been satisfied (and will not be satisfied by the delivery of documents by the Parties at the Closing) or waived by Buyer or Seller, as the case may be, then the date for the Closing will be extended to any date specified by Buyer to Seller, or by Seller to Buyer, with not less than five business days' prior notice (subject to Buyer's and Seller's respective conditions to Closing being satisfied or waived on such specified date). The date upon which the Closing actually occurs is referred to as the "Closing Date".

      (b) Closing Transactions. Subject to the conditions set forth in Sections 2.3 and 2.4, the Parties will consummate the following transactions (including the purchase and sale of the Assets and the assumption of the Assumed Liabilities, the "Closing Transactions") at the Closing:

            (1) Seller will deliver to Buyer such deeds (including warranty deeds with respect to the Owned Realty), bills of sale and other instruments of assignment (including lease assignments with respect to the Leased Realty) as Buyer reasonably deems necessary in order to effect the sale of the Assets to Buyer;

            (2) Buyer will deliver to Seller one or more instruments as Seller reasonably deems necessary in order to give effect to the assumption of the Assumed Liabilities by Buyer;

            (3)  Buyer will deliver the Cash Purchase Price, as described in
      Section 2.1(a);

            (4) there will be delivered to Buyer and Seller, as applicable, the opinions, certificates and other documents and instruments required to be delivered to such Parties under Sections 2.3 and 2.4; and

            (5) each Party will execute and deliver to the other and to the Escrow Agent the Escrow Agreement.

      2.3 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the Closing Transactions is subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the time of the
Closing:

            (a) Each representation and warranty set forth in Article IV will be true and correct in all respects at and as of the time of the Closing as though then made;

            (b) Seller will have performed and complied in all material respects with all of the covenants and agreements required to be performed by Seller under this Agreement at or prior to the Closing, and the title insurance commitment and surveys described in Section 3.7 will have been obtained and will be in effect;

            (c) No action or proceeding before any Governmental Entity will be pending or threatened wherein an unfavorable judgment, decree, injunction or order could prevent the consummation of the Closing Transactions or result in the Closing Transactions being declared unlawful or rescinded, or have a Material Adverse Effect;

            (d)  There will have occurred no Material Adverse Effect;

            (e) The Final Approval Date will have occurred and all Mandatory Consents will have been obtained and be in full force and effect;

            (f) All filings (if any) required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), in connection with the Closing Transactions will have been made, and any waiting period required by the HSR Act in connection with the Closing Transactions will have expired or been terminated;

            (g) Buyer will have received opinions, dated the Closing Date, of one or more legal counsel to Seller as to the matters set forth on the attached Exhibit C;

            (h) The First National Bank of Chicago, or another financial institution which is reasonably acceptable to Buyer and Seller, will have executed and delivered to Buyer and Seller the Escrow Agreement;

            (i) On or prior to the Closing Date, Seller will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):

                  (1) Copies of all Consents which have been obtained prior to the Closing;

                  (2) A release and termination of each Lien on any Asset which is not a Permitted Lien;

                  (3) A certificate, dated not earlier than the tenth day prior to the Closing Date, of the secretary of state of the state under the laws of which Seller is organized and each state in which Seller is required to be qualified to do business stating that Seller is in good standing or has comparable active status in such state;

                  (4) A certificate of Seller certifying that each of the conditions set forth in Sections 2.3(a), 2.3(b) and 2.3(d) has been and is satisfied as of the time of the Closing; and

                  (5) Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement; and

            (j) All proceedings to be taken by Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered to Buyer to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Buyer.

      2.4 Conditions to Seller's Obligations. The obligation of Seller to consummate the Closing Transactions is subject to the satisfaction (or waiver by Seller in writing) of the following conditions as of the Closing Date:

            (a)  Each of the representations and warranties set forth in
      Article V will be true and correct in all material respects at and as of the time of the Closing as though then made;

            (b) Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing;

            (c)  The FCC Approval Date will have occurred;

            (d) All filings (if any) required by the HSR Act in connection with the Closing Transactions will have been made, and any waiting period required by the HSR Act in connection with the Closing Transactions will have expired or been terminated;

            (e) No action or proceeding before any Governmental Entity will be pending or threatened wherein an unfavorable judgment, decree, injunction or order could prevent the consummation of the Closing Transactions or result in the Closing Transactions being declared unlawful or rescinded;

            (f) Seller will have received opinions, dated the Closing Date, of one or more legal counsel to Buyer as to the matters set forth on the attached Exhibit D;

            (g) The First National Bank of Chicago, or another financial institution which is reasonably acceptable to Seller and Buyer, will have executed and delivered to Buyer and Seller the Escrow Agreement;

            (h) On or prior to the Closing Date, Buyer will have delivered to Seller all of the following:

                  (1) Certificates, each dated not earlier than the tenth business day prior to the Closing Date, of the secretaries of state of the states of Delaware and Wisconsin, to the effect that Buyer is in good standing or has comparable active status in each such state;

                  (2) A certificate of Buyer dated as of the Closing Date certifying that each of the conditions set forth in Sections 2.4(a) and 2.4(b) has been and is satisfied as of the time of the Closing; and

                  (3) Such other documents or instruments as Seller reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement; and

            (i) All proceedings to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered to Seller to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Seller.


                                 ARTICLE III

                            PRE-CLOSING COVENANTS
                            ---------------------

      3.1 Operation and Maintenance of the Business. Prior to the Closing, unless Buyer otherwise consents in writing (which consent Buyer will not withhold unreasonably, with the reasonableness of Buyer's decision to withhold any consent judged in light of the respective assets and rights to be acquired and retained by Buyer and Seller hereunder, the respective liabilities and obligations to be assumed and retained by Buyer and Seller hereunder, and the likely respective benefits and burdens to Buyer and Seller of the proposed action or non-action in question), Seller will:

            (a) conduct its business and operations only in the ordinary course of business (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable);

            (b) cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies are in full force and effect;

            (c) use commercially reasonable efforts to keep in full force and effect its existence and all rights, franchises, Proprietary Rights and contractual rights relating or pertaining to its business, including all FCC Authorizations and the Network Affiliation Agreements;

            (d) carry on its business in a manner consistent with Seller's past practices and use reasonable efforts to keep its present business organization, including the present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers, customers, independent contractors and others having business relations with it;

            (e) maintain the Assets in such state of repair as is reasonably necessary for the conduct of its business consistent with then-present needs and past practices, including replacement in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete Assets with assets of quality consistent with reasonably prudent business practices and then-current needs and, in the event of a condemnation, casualty, loss or other damage to any of the Assets prior to the Closing Date, whether or not Seller is insured, use commercially reasonable efforts either to repair or replace such condemned or damaged property or to use the proceeds of such condemnation or insurance in such other manner as mutually agreed upon by Buyer and Seller;

            (f) make capital and promotional expenditures in accordance with its past custom and practice;

            (g) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the accompanying interim financial statements; and

            (h) comply in all material respects with all applicable Legal Requirements, and all contractual obligations, applicable to its operations and business, and pay all applicable Taxes which are due and payable (other than any such Taxes which are being contested in good faith).

      3.2 Negative Covenants of Seller. Prior to the Closing, without Buyer's prior written consent (which consent Buyer will not withhold unreasonably, with the reasonableness of Buyer's decision to withhold any consent judged in light of the respective assets and rights to be acquired and retained by Buyer and Seller hereunder, the respective liabilities and obligations to be assumed and retained by Buyer and Seller hereunder, and the likely respective benefits and burdens to Buyer and Seller of the proposed action or non-action in question), Seller will not:

            (a) take any action that would require disclosure under Section 4.6(b), 4.6(c), 4.6(d) or 4.6(e);

            (b) enter into any Program Contract for which payment is to be made in whole or in part by the provision of advertising time or otherwise not in cash (a "Barter Program Contract");

            (c) enter into any Program Contract which is not a Barter Program Contract and under which any payment could be required to be made after the Adjustment Time, unless both (i) the aggregate amount which will become payable under such Program Contract does not exceed $10,000, and
      (ii) the aggregate amount which will become payable under such Program Contract and all other Program Contracts entered into after the date of this Agreement and in reliance on clause (i) above and this clause (ii) does not exceed $50,000;

            (d) enter into any Trade arrangement, or increase the amount of any liability or obligation under any existing Trade arrangement;

            (e) other than as indicated in programming schedules provided to Buyer prior to the date of this Agreement, broadcast any Double-Run Program; or

            (f) enter into any contract, agreement or transaction (other than any Program Contract permitted to be entered into pursuant to Section 3.2(c)), except for any Excludable Contract which is entered into in the ordinary course of business, at arm's length, with unaffiliated Persons.

      3.3  Information.

      (a) Interim Reports. Subject to Section 8.6(c), Seller will provide to Buyer, for informational purposes only and in no way as a representation or warranty of Seller, copies of all financial statements, budgets or other summaries of actual or projected financial information, if any, as and when the same are prepared on a monthly, quarterly, annual or other basis by Seller for internal management or reporting purposes.

      (b)  Buyer's Access.  Without limiting the foregoing but subject to
Section 8.6(c), from time to time at Buyer's request upon reasonable notice and at reasonable times, Seller will provide to representatives of Buyer and its financing parties and each of their agents, employees and accounting, tax, legal and other advisors (collectively, the "Investigating Parties"):

            (1)  access to the Assets,

            (2) access to all accounts, insurance policies, Tax Returns, Contracts, and other books and records concerning the Station, the Assets, Seller and its business and operations and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof), and

            (3) the opportunity to discuss the affairs, finances and accounts of Seller with those directors (or equivalent officials), senior management employees, key sales representatives and present and former independent accountants of Seller which would reasonably be presumed to have information which would be relevant for the purposes of conducting Buyer's and such other parties' business, accounting, financial, environmental, legal and other due diligence review regarding the Assets and the Station and preparing for the financing and consummation of the Closing Transactions and the conduct of the Station's business and operation thereafter, in each case so long as such access does not unreasonably interfere with the business and operations of the Station.

      (c) Exclusivity. Until this Agreement is terminated by its terms, Seller will not (and Seller will not cause or permit any affiliate, director, officer, employee, stockholder or agent of Seller to),

            (1) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (A) liquidation, dissolution or recapitalization of, (B) merger or consolidation with or into, (C) acquisition or purchase of any material asset (or any material portion of the assets) of, or any equity interest in, or (D) similar transaction or business combination involving, Seller or any Assets (other than dispositions of obsolete or worn-out assets which are disposed of in the ordinary course of business and dispositions of assets which are replaced with assets of equal or greater value and utility) or

            (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing.

Until this Agreement is terminated by its terms, Seller will notify Buyer if any Person makes any proposal or offer with respect to any of the foregoing.

      3.4 Consents Generally. Seller will use commercially reasonable efforts (without being required to make any payment not specifically required by the terms of any related Contract or Legal Requirement or agree to any material modification or waiver of any term of any Contract or any other right) to (a) obtain or cause to be obtained prior to the Closing Date all Consents (other than pursuant to any Excludable Contract), and (b) cause each such Consent to be effective as of the Closing Date (whether it is granted or entered into prior to or after the Closing), and Buyer will use commercially reasonable efforts not to interfere with such efforts. Seller will not seek, as a term or condition of any Consent, a release from liabilities or obligations of Seller.

      3.5 Application(s) for FCC Consent. As soon as practicable after the date of this Agreement, but in any event on or prior to March 13, 1996, each Party will complete its portion of application(s) to the FCC for the FCC Consents and, together with the other Persons who are required to join in such filings, file such application(s) with the FCC. Each Party will diligently take or cooperate in the taking of all reasonable steps that are necessary, proper or desirable to expedite the preparation and filing of such application(s) and their prosecution to Final Orders. Seller will provide Buyer, and Buyer will provide Seller, with a copy of any pleading, order or other document served on such Person relating to any such application(s), unless such pleading, order or other document indicates on its face that it was served upon or delivered to Buyer or Seller, as the case may be. Neither Buyer nor Seller will, and each of them will use its best efforts not to cause or permit any of its officers, directors, partners or other Affiliates to, take any action which could reasonably be expected to materially and adversely affect the likelihood of the grant of any FCC Consent.

      3.6  Notice and Cooperation Generally.

      (a) Notice of Breach. Promptly after it obtains knowledge thereof, but in all events prior to the Closing, Buyer will inform Seller, and Seller will inform Buyer, of any fact or circumstance which, if it existed on the Closing Date, would constitute a breach of any representation or warranty of itself set forth in this Agreement or any breach of any of its covenants or agreements set forth in this Agreement, or any threatened or instituted proceeding of a type described in Section 2.3(c) or Section 2.4(c). No such knowledge or notice will affect any Party's right to indemnification or other remedy provided for in this Agreement in respect of any such matter of which it obtains knowledge or receives such notice.

      (b) Notice of Certain Other Events. Without limiting the foregoing, Seller will give prompt written notice to Buyer (i) if any material portion of the Assets suffers damage on account of fire, explosion, or other cause of any nature which is sufficient to prevent or materially affect the business or operation of the Station in any material respect, (ii) if the regular broadcast transmission of the Station in the normal and usual manner in which it heretofore has been operating is interrupted or interfered with in any material manner, (iii) if Seller receives a National Labor Relations Board union election petition relating to employees of the Station, (iv) if the Station receives notice from any Market Cable System carrying the Station's signal of such Market Cable System's intention to delete the Station from carriage or change the Station's channel position on such Market Cable System, or (v) any party thereto takes any action or makes any request (or gives any notice to the effect that it intends to take any action or make any request) with respect to the cancellation, amendment, termination or other modification of any Network Affiliation Agreement.

      (c) Efforts to Close. Each Party will use commercially reasonable efforts to cause the conditions to Buyer's and Seller's obligations to consummate the Closing Transactions to be satisfied (including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).

      3.7  Real Estate Matters.

      (a) Lease-Related Materials. Prior to the Closing, Seller will obtain, at Seller's expense, with respect to each parcel of Leased Realty, the following documents, in such forms as Buyer may reasonably request: (i) estoppel letters and memoranda of lease in recordable form from the lessor and/or sublessor(s) thereof, and (ii) non-disturbance agreements from the lender(s) of any such lessor and/or sublessor(s).

      (b) Title Insurance. Prior to the Closing, Seller will use reasonable efforts to assist Buyer, at Seller's expense, to obtain, for the benefit of Buyer from and after the Closing and at Seller's expense, all documents necessary (including estoppel certificates, owner's affidavits, indemnities and GAP undertakings) for a final commitment for an ALTA Owners or Leasehold Policy of Title Insurance, as the case may be, Form B-1970, for each parcel of Owned Realty or Leased Realty, issued by a title insurer designated by Buyer (the "Title Insurer"), in such amount as Buyer reasonably determines to be the fair market value thereof (including all Improvements thereon), insuring Buyer's interest in such parcel, subject only to the Permitted Liens, and with such other endorsements and other terms and conditions as Buyer may reasonably request.

      (c) Surveys. At Buyer's request, Seller will provide all documentation and use all commercially reasonable efforts necessary to procure, at Seller's expense, for the benefit of Buyer from and after the Closing, in preparation for the Closing, current surveys of each parcel of Owned Realty or Leased Realty disclosing no survey defects or encroachments which materially interfere with the current business and operation of the Station, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the commitment for the title insurance policy described in Section 3.7(b), and certified to Buyer, Buyer's lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described in Section 3.7(b).

      3.8 Copies of New Contracts. Promptly after it is entered into, Seller will deliver to Buyer a true and correct copy of any written Contract (other than any Excludable Contract), and a complete and correct summary of the material terms and conditions of any oral Contract (other than any Excludable Contract), which is entered into by Seller after the date of this Agreement and prior to the Closing, whether or not Buyer's consent to the entry into such Contract is required pursuant to Section 3.1 or Section 3.2.

      3.9 HSR Act. Each Party will use reasonable efforts to prepare and, at such time as Buyer designates, file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ"), any materials and information required to be filed with or provided to the FTC or the DOJ pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Buyer will pay the filing fees associated with any such filing. Buyer and Seller each will promptly supply any additional information which reasonably may be required or requested by the FTC or the DOJ. Buyer and Seller each will take all such actions and will file and use reasonable efforts to have declared effective or approved, all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the transactions contemplated by this Agreement.

      3.10 No Premature Assumption of Control. Nothing contained in this Agreement will give Buyer any right to control the programming, operations, or any other matter relating to the Station prior to the Closing, and Seller will have complete control of the programming, operations and all other matters relating to the Station up to the time of the Closing.

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------
                                  OF SELLER
                                  ---------

      As a material inducement to Buyer to enter into this Agreement, Seller hereby makes the representations and warranties set forth in this Article IV as of the date of this Agreement. Seller agrees that, if the Closing occurs, then as of the time of the Closing each representation and warranty set forth in this Article IV will be deemed to be remade by Seller as of the time of the Closing as a material inducement to Buyer to consummate the Closing Transactions. Buyer agrees that Buyer will have no remedy under Section 7.2(a) in respect of any inaccuracy which exists as of the date of this Agreement or any other date in any representation or warranty of Seller which is so remade if such inaccuracy does not exist as of the time of the Closing. Buyer further agrees that, if this Agreement is terminated prior to the Closing, Buyer will have no remedy under Section 6.2 or any other provision of this Agreement in respect of any inaccuracy which exists as of the date of this Agreement or any other date in any representation or warranty of Seller if such inaccuracy does not exist at the time of such termination.

      4.1 Organization and Power. Seller is a limited partnership, validly existing and in good standing (or has comparable active status) under the laws of the State of Wisconsin and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to so qualify could reasonably be likely to have a Material Adverse Effect. Seller has full partnership power necessary to own and operate its properties and carry on its business as now conducted and as proposed by Seller to be conducted.

      4.2 Authorization of Transactions. Seller has full partnership power and authority to execute and deliver this Agreement and all other Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder. The appropriate partner of Seller has duly approved this Agreement and all other Transaction Documents to which Seller is a party and has duly authorized Seller's execution and delivery of this Agreement and such Transaction Documents and the performance of Seller's obligations hereunder and thereunder. No other proceeding or action on the part of Seller or any of its partners is necessary to approve and authorize Seller's execution and delivery of this Agreement or any other Transaction Document to which Seller is a party or the performance of Seller's obligations hereunder or thereunder. This Agreement and all other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

      4.3 Subsidiaries; Investments. The Assets do not include any shares of capital stock or any other security, interest or investment in, or loan to (other than extensions of trade credit in the ordinary course of business), any other Person or any right which is exercisable or exchangeable for or convertible into any capital stock or other security, interest or investment in any other Person.

      4.4 Absence of Conflicts. Except for the FCC Consents, Consents required under the Network Affiliation Agreements or the HSR Act, or as set forth in Schedule 4.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby (a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or
(v) result in the creation of any Lien upon any Asset, in each case under the provisions of the partnership agreement or certificate of limited partnership of Seller or any indenture, mortgage, lease, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which Seller is bound or by which Seller or any Asset is affected, or to which Seller or any Asset is subject, or (b) without limiting the foregoing, requires any Consent of any Governmental Entity or any other Person.

      4.5 Financial Statements. Attached to this Agreement as Schedule 4.5 are the following (collectively, the "Financial Statements"):

            (a) the audited balance sheets of Seller and the related statements of income and cash flows for its fiscal years ending December in each of 1992, 1993 and 1994;

            (b) the unaudited balance sheet of Seller (the "Latest Balance Sheet") and the related statements of income and cash flows for the twelve-month period ending on December 31, 1995;

Each such financial statement (in each case including the notes thereto, if any) has been prepared in accordance with generally accepted accounting principles, consistently applied, subject (in the case of the statements described in clause (b) above) to the lack of footnote disclosure and changes resulting from normal yearend adjustments, none of which changes would, if properly presented, in the aggregate, reflect a Material Adverse Effect.

      4.6 Certain Developments. Other than pursuant to this Agreement, since the date of the Latest Balance Sheet, Seller has not:

            (a) suffered any theft, damage, destruction or casualty loss to any material Asset or any material portion of the Assets, or any substantial destruction of Seller's books and records (in each case whether or not covered by insurance);

            (b) sold, leased, assigned or transferred any material Asset or any material portion of the Assets (other than dispositions of obsolete or worn-out assets disposed of in the ordinary course of business and dispositions of assets which have been replaced with assets of equal or greater value and utility);

            (c)  waived any right of material value;

            (d) entered into any other material transaction other than in the ordinary course of business, or materially changed any material business practice; or

            (e) made or granted any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any employee or independent contractor, except pursuant to the express terms of any written Contract which is described on Schedule 4.10A or as otherwise described on
      Schedule 4.10A under any oral Contract.

      4.7  Title to, Condition and Sufficiency of Assets.

      (a) Owned Properties. The real property described on Schedule 7A (the "Owned Realty") constitutes all of the fee simple interests in real property owned by Seller. With respect to each parcel of Owned Realty: (i) such parcel is free and clear of all Liens, other than Permitted Liens, and Seller owns good and marketable title thereto; (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding options or rights of first refusal to purchase such parcel or any portion thereof or interest therein.

      (b)  Leased Properties.  The leases and subleases described on
Schedule 4.7B constitute all of the Leases. Each Lease is in full force and effect and Seller holds a valid and existing leasehold or subleasehold interest thereunder in the real property which is subject thereto (collectively, the "Leased Realty"). The Owned Realty and the Leased Realty constitute all of the interests in real property held or used by Seller. Seller has delivered to Buyer complete and accurate copies of each of the Leases, in each case including all modifications and amendments thereto. With respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) subject to obtaining any Consent described on Schedule 4.4, the consummation of the Closing Transactions will not cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms as are presently in effect; (iii) Seller is not in breach or default in any material respect under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default of Seller or permit termination, modification or acceleration of, such Lease; (iv) to Seller's knowledge, no other party to such Lease is in breach or default in any material respect under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of, such Lease; (v) Seller has not (and, to Seller's knowledge, no other party to such Lease has) repudiated any provision thereof; (vi) there are no disputes, oral agreements, or forbearances in effect as to such Lease; (vii) such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (viii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or caused any Lien (other than any Permitted Lien) to exist with respect to any interest of Seller in such Lease.

      (c) No Proceedings. There is no proceeding in eminent domain or any similar proceeding pending, or (to Seller's knowledge) threatened, affecting Seller's interest in any Owned Realty or Leased Realty. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending, or (to Seller's knowledge) threatened, relating to the ownership, lease, use, occupancy or operation by Seller of any Owned Realty or Leased Realty.

      (d) Current Use. Except as set forth on Schedule 4.7D: (i) the current use by Seller of the Realty does not violate in any material respect any Legal Requirement, instrument of record or agreement affecting any Owned Realty or Leased Realty, and (ii) there is no violation in any material respect of any applicable covenant, condition, restriction, easement or agreement, in each case in any manner which could reasonably be likely to have a Material Adverse Effect.

      (e) Condition and Operation of Improvements. As to each parcel of Owned Realty and, to Seller's knowledge, as to each parcel of Leased Realty:
(i) all components of all buildings, structures and other improvements included upon or within such Owned Realty or Leased Realty (the "Improvements"), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, air pollution emission capture and abatement, plumbing, electrical, mechanical, sewer, waste water and paving and parking equipment systems and facilities included therein, are in reasonably adequate condition to operate such facilities as currently used and proposed by Seller to be used, occupied or operated, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used or proposed by Seller to be used, occupied or operated; (ii) there are no structural deficiencies in any buildings located upon any Owned Realty or Leased Realty; and (iii) no Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in any Owned Realty or Leased Realty.

      (f) Ownership of Assets. Except as set forth on Schedule 4.7F, Seller owns good and (in the case of the Owned Realty) marketable title in and to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens (other than Permitted Liens).

      (g) Condition of the Assets. The Assets (other than Assets, if any, that are not necessary for or material to the business or operation of the Station) are in a condition which is reasonably sufficient for the conduct of the business and operations of the Station in the ordinary course and there are no known latent defects with respect thereto. The Assets include all buildings, machinery, equipment and other tangible assets and real property interests, intangible assets and other assets, rights and properties reasonably necessary for or material to the conduct of the business and operation of the Station as currently conducted.

      4.8  FCC Matters.

      (a) Generally. Schedule 4.8A contains a complete list of all material FCC Authorizations. Taken together, the FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act and the FCC Regulations for the operation of the Station and the conduct of the business of Seller as now currently conducted and as proposed by Seller to be conducted, and no further FCC Authorization is necessary for the continuation of the operation of the Station as now currently conducted. Each FCC Authorization described on Schedule 4.8A is in full force and effect and is not subject to or scheduled for renewal prior to the date specified for such FCC Authorization on Schedule 4.8A. Each FCC Authorization is valid for the full term thereof, and Seller has no reason to believe that any FCC Authorization will not be renewed for a full and customary term in the ordinary course with no materially adverse conditions (except with respect to general rule-making and similar matters relating generally to television broadcast stations). There is not pending (or, to Seller's knowledge, threatened) any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any FCC Authorization, and there is not now pending, issued or outstanding (or, to Seller's knowledge, threatened) by or before the FCC, any investigation, order to show cause, cease and desist order, notice of violation, notice of apparent liability, or notice of forfeiture, petition or complaint with respect to Seller, the Station or any FCC Authorization. The Station is operating in compliance in all material respects with the FCC Authorizations, the Communications Act and the FCC Regulations. To Seller's knowledge, the Station is not short-spaced, on a grandfathered basis or otherwise, to any existing broadcast television station, outstanding construction permit or pending application therefor, domestic or international, or to any existing or proposed TV allotment, domestic or international. Seller has not, since January 1, 1993, received any written notice to the effect that it or the Station is causing objectionable interference to the transmissions of any other television station or communications facility or received any written complaints with respect thereto. To Seller's knowledge, no other television station or communications facility is causing objectionable interference with the Station's transmissions or the public's reception of the Station's transmissions.

      (b) Cable Matters. Schedule 4.8B sets forth (or has appended to it) the items described in clauses (i) through (viii) below:

            (i) a list of all U.S. cable television systems which carry the Station's signal;

            (ii) a list of all Market Cable Systems to which the Station has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Cable Television Consumer Protection and Competition Act of 1992 and the FCC Regulations (collectively, the "Cable Act Requirements"), and a list of all Market Cable Systems to which the Station has not provided any such must-carry or retransmission consent notice;

            (iii) a list of all retransmission consent and/or copyright indemnification agreements, if any, entered into by Seller (other than agreements entered into by Fox Broadcasting Company, as agent for the Station, copies of which have not been provided to Seller) with respect to the Station;

            (iv) a list of all retransmission consent notices referred to in clause (ii) above, if any, which were not delivered to the Market Cable System in question on or before June 17, 1993;

            (v) a list of all Market Cable Systems, if any, which are carrying the Station's signal and which have notified Seller of such Market Cable System's intention to delete the Station from carriage or to change the Station's channel position on such cable system, other than pursuant to any agreement described in clause (iii) above;

            (vi) a list of all notices, if any, received by Seller from any Market Cable System alleging that the Station does not deliver an adequate signal level, as defined in Section 76.55(c)(3) of the FCC Regulations, to such Market Cable System's principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), and all further correspondence between Seller and any such Market Cable System relating to such notice;

            (vii) a list of all pending petitions for special relief to include any additional community or area as part of the Station's television market, as defined in Section 76.55(e) of the FCC Regulations, if any; and

            (viii) a list of all pending petitions for special relief requesting the deletion of any community or area from the Station's television market, if any.

Seller has furnished to Buyer true and correct copies of all notices, agreements, correspondence, petitions and other items described in clauses
(iii) through (viii) of this Section 4.8(b).

      4.9 Taxes. Seller has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by Seller with respect to Taxes; all such Tax Returns have been prepared in compliance with all applicable Legal Requirements and are true, complete and accurate in all material respects; all Taxes imposed upon Seller or upon any of the assets, income or franchises of Seller have been timely paid (or are being contested in good faith, in which case Seller has disclosed the same to Buyer in writing and has made arrangements which are reasonably satisfactory to Buyer for the payment thereof without recourse to Buyer or any Asset) or, if not yet due and payable, will be timely paid (or will be contested in good faith, in which case Seller will disclose the same to Buyer in writing and will make arrangements which are reasonably satisfactory to Buyer for the payment thereof without recourse to Buyer or any Asset) and are adequately accrued on Seller's books and records; there are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller or any assets or operations of Seller; no consent has been given with respect to Seller to extend the time in which any Tax may be assessed or collected by any Taxing authority; Seller has not extended the date on which any Tax Return was or is to be filed; there are no ongoing or pending Tax audits by any Taxing authority against Seller; Seller is not and never has been a member of an affiliated group (as defined in Section 1504(a) of the Tax Code) which files a consolidated return; no written claim has ever been received by Seller from a taxing authority in a jurisdiction where Seller does not pay Taxes or file Tax Returns to the effect that Seller is or may be subject to Taxes assessed by such jurisdiction; and Seller is not party to or bound by any agreement relating to the allocation or payment of Taxes with any Person and does not have any current or potential contractual or other obligation to indemnify any other Person with Taxes.

      4.10  Contracts and Commitments.

      (a) Listing. Except for the Transaction Documents, the Network Affiliation Agreements, any Contract described on Schedule 4.10A, any Excludable Contract, or any customary licensing agreement entered into with BMI, ASCAP or a similar organization in the ordinary course of business after the date of this Agreement, Seller is not a party to or bound by, and neither Seller nor any Asset is subject to, any Contract, whether written or oral, including any:

            (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice;

            (ii) contract for the employment or engagement of any individual employee or other Person (including as an independent contractor or on a consulting basis) other than at the will of Seller, or any agreement to provide severance benefits upon any termination of employment or other engagement;

            (iii) agreement, indenture or other Contract placing a Lien (other than any Permitted Lien) on any Asset;

            (iv) agreement with respect to the lending or investing of funds by Seller;

            (v)  network affiliation, license or royalty agreement;

            (vi)  Time Sales Contract;

            (vii)  Program Contract;

            (viii) guaranty of any obligation of any other Person, other than endorsements made for collection made in the ordinary course of business;

            (ix)  sales representation agreement;

            (x) agreement with any rating service or intellectual property licensing organization;

            (xi) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually or entered into outside of the ordinary course of business;

            (xii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

            (xiii) agreement, contract or understanding pursuant to which Seller subcontracts work to third parties; or

            (xiv) other agreement material to the business or operation of the Station, whether or not entered into in the ordinary course of business.

      (b) Absence of Breach, etc. Each of the items which is described or required to be described on Schedule 4.10A is in full force and effect; no item which is described or required to described on Schedule 4.10A has been breached in any material respect, cancelled or repudiated by Seller or (to Seller's knowledge) by any other party thereto; no such other party has indicated in writing or orally to Seller that it will stop or decrease the rate of business done with Seller or the Station or that it desires to renegotiate its arrangements with Seller; Seller has performed in all material respects all obligations required to be performed by it in connection with the items which are described or required to be described on Schedule 4.10A and is not in receipt of any claim of default under any such item; and Seller has no present expectation or intention of not fully performing any obligation pursuant to any item which is described or required to be described on
Schedule 4.10A.

      (c) Available Program Runs. With respect to each Program Contract, the "Available Runs" specified on Schedule 4.10C is the number of unused exhibitions pursuant to the cash portion, if any, of such Program Contract as of the corresponding date specified on such Schedule.

      (d) Copies. Seller has furnished to Buyer a true and correct copy of all written contracts and other items which are described or required to be described on Schedule 4.10A, in each case together with all amendments, waivers or other changes thereto. Schedule 4.10A contains an accurate and complete description of all material terms of all oral contracts and other oral items which are described or required to be described on such Schedule.

      4.11  Proprietary Rights.

      (a)  Listing. Schedule 4.11A sets forth a complete and correct list of:
(i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by Seller, (ii) all call letters, if any, used by Seller with respect to the Station other than "WMSN", and (iii) all other licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for the Proprietary Rights.

      (b)  Ownership; Infringement.  Except as set forth on Schedule 4.11B,
(i) Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, the call letters "WMSN" and each of the call letters and registered Proprietary Rights described or required to be described on Schedule 4.11A, free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made, is currently outstanding or, to Seller's knowledge, is threatened, (ii) no loss or expiration of any material Proprietary Right of any such type or material group of such Proprietary Rights is pending, reasonably foreseeable or, to Seller's knowledge, threatened, (iii) Seller has not received any notice of, nor is Seller aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or any conflict with, any third party with respect to any such Proprietary Right, including any demand or request that Seller license rights from a third party, (iv) Seller has not in any material respect infringed, misappropriated or otherwise conflicted with any rights of any third party and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of Seller's business as currently conducted or as proposed by Seller to be conducted, and (vi) to Seller's knowledge, the call letters "WMSN" and the call letters and registered Proprietary Rights described or required to be described on Schedule 4.11A have not in any material respect been infringed, misappropriated or conflicted by any third party.

      (c) Protective Measures. Seller has taken all reasonably necessary actions to maintain and protect the call letters "WMSN" and all Proprietary Rights described or required to be described on Schedule 4.11A so as to not adversely affect the validity or enforcement of such Proprietary Rights, it being understood that Seller has not registered such call letters or Proprietary Rights with any Governmental Entity except as described on
Schedule 4.11A. To Seller's knowledge, the owners of the Proprietary Rights licensed to Seller have taken all reasonably necessary and desirable actions to maintain and protect such Proprietary Rights.

      4.12 Litigation; Proceedings. Except for matters affecting the broadcast television industry generally, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending (or, to Seller's knowledge, threatened) against or affecting Seller at law or in equity, or before or by any Governmental Entity, and, to Seller's knowledge, there is no basis for any of the foregoing.

      4.13 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

      4.14 Governmental Licenses and Permits. Schedule 4.14 contains a complete listing and summary description of all material permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights, other than the FCC Authorizations (collectively, the "Non-FCC Authorizations"), owned or possessed by Seller or used by Seller in the conduct of its business. Seller owns or possesses all right, title and interest in and to all of the Non-FCC Authorizations which are necessary or material to conduct its business as currently conducted or proposed by Seller to be conducted. No loss or expiration of any Non-FCC Authorization is pending, reasonably foreseeable or, to Seller's knowledge, threatened (including as a result of the transactions contemplated by this Agreement) other than by reason of expiration in accordance with the terms thereof.

      4.15 Employees. To Seller's knowledge as of the date of this Agreement, no key executive employee and no group of employees or independent contractors of Seller has any plans to terminate his, her or its employment or relationship as an independent contractor with Seller. Seller has complied in all material respects with all applicable Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act, and the Immigration Reform and Control Act of 1986. Except as described on
Schedule 4.15, Seller has not experienced any strike, grievance, unfair labor practice claim or other material employee or labor dispute. Seller has not engaged in any unfair labor practice. To Seller's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. Schedule 4.15 sets forth the name and the annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) as of the date of this Agreement for each Person engaged by Seller (including independent contractors) who received in 1995 or who will receive in 1996 (determined as of the date of this Agreement, at then-current rates of compensation, taking into account any then-anticipated increases therein) taxable compensation from Seller in excess of $50,000.

      4.16 Employee Benefit Plans. Except as set forth on Schedule 4.16, Seller has no obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) (a) any "multiemployer plan" (as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (b) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfaretype benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Tax Code or as required under applicable state law), (c) any employee plan which is a taxqualified "defined benefit plan" (as that term is defined in Section 3(35) of ERISA), whether or not terminated, or (d) any employee plan which is a taxqualified "defined contribution plan" (as that term is defined in Section 3(34) of ERISA), whether or not terminated.

      4.17 Affiliate Transactions. Other than as described on Schedule 4.17, no Insider (a) is a party to any agreement, contract, commitment or transaction with Seller or which pertains to the business or operation of the Station (other than in such Insider's capacity as an employee of Seller, the compensation for which is reflected on Schedule 4.15), or (b) has any interest in any Asset, other than indirectly, as a partner of Seller.

      4.18 Compliance with Laws. Except as set forth on Schedule 4.18, Seller and each of its independent contractors, agents and employees have complied in all material respects with all applicable Legal Requirements which affect the business or operations of the Station (including Seller's broadcasting, production, promotion, marketing and sales activities) or any Assets and to which Seller or any Asset is subject, and no claim has been filed during the previous five years against Seller alleging a violation in any material respect of any such Legal Requirement. Except as set forth on
Schedule 4.18, Seller is not now subject (nor has Seller been subject during the previous five years) to any investigation, penalty assessment, or audit (in each case of which Seller has been made or became aware) by any Governmental Entity or to any other allegation that Seller (including any agent, representative or broker acting on behalf of Seller) violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

      4.19  Environmental Matters.

      (a) Compliance Generally. Seller has complied in all material respects, and is in compliance in all material respects, with all Environmental and Safety Requirements.

      (b) Permits. Seller has obtained and complied in all material respects with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business, and such permits, licenses and other authorizations may be relied upon for continued lawful conduct of the business and operations of the Station immediately after the Closing Transactions without transfer, reissuance, or other approval or action by any Governmental Entity or other Person.

      (c) Claims. Seller has not received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

      (d) Storage Tanks. Except for the above-ground liquified petroleum tank located at the transmitter site leased by Seller as lessee, no above-ground or underground storage tank exists at any property owned, used, leased or occupied or formerly owned, used, leased or occupied in connection with the business or operation of the Station.

      (e) Operations. To Seller's knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance in all material respects with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage; provided that nothing in this Section 4.19(e) will constitute a representation or warranty as to the necessity to comply with or to the effect of Environmental and Safety Requirements due to construction, remodeling, or other changes to or additions in operations which may be undertaken by Buyer after the Closing with respect to the Station and which are not contemplated to be undertaken by Seller as its business is presently conducted or proposed to be conducted.

      (f) Transaction-Triggered Requirements. Neither the execution and delivery of this Agreement nor the consummation of the Closing Transactions imposes any obligations for site investigation or cleanup, or notification to or consent of Governmental Entity or any other Person, pursuant to any "transaction-triggered" Environmental and Safety Requirement.

      (g) Liability for Others. Seller has not, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements.

      (h) Environmental Liens. No Environmental Lien has attached to any property owned, leased or operated by Seller arising out of any action or omission of Seller or, to Seller's knowledge, any other Person.

      4.20 Disclosure. With respect to Seller, the Assets and the Station, neither this Agreement, nor any of the schedules or Exhibits hereto, contains any untrue statement of a material fact or, when considered as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BUYER
                   ---------------------------------------

      As a material inducement to Seller to enter into this Agreement, Buyer hereby makes the representations and warranties set forth in this Article V as of the date of this Agreement. Buyer agrees that, if the Closing occurs, then as of the time of the Closing each representation and warranty set forth in this Article V will be deemed to be remade by Buyer as of the time of the Closing as a material inducement to Seller to consummate the Closing Transactions. Seller agrees that Seller will have no remedy under Section 7.2(b) in respect of any inaccuracy which exists as of the date of this Agreement or any other date in any representation or warranty of Buyer which is so remade if such inaccuracy does not exist as of the time of the Closing. Seller further agrees that, if this Agreement is terminated prior to the Closing, Seller will have no remedy under Section 6.2 or any other provision of this Agreement in respect of any inaccuracy which exists as of the date of this Agreement or any other date in any representation or warranty of Buyer if such inaccuracy does not exist at the time of such termination.

      5.1 Organization and Power. Buyer (if Buyer is not a natural person) is a corporation, partnership or other entity which is validly existing and in good standing (or has comparable active status) under the laws of the jurisdiction of its purported organization and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified. Buyer has full power and authority (or, if Buyer is a natural person, legal capacity) to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which Buyer is a party.

      5.2 Authorization of Transaction. No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer's execution and delivery of this Agreement or any other Transaction Documents to which Buyer is a party or the performance of Buyer's obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

      5.3 Absence of Conflicts. Assuming the accuracy of the representations and warranties set forth in Section 4.4, and except for the FCC Consents and under the HSR Act, neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby, (a) does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or
(v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the certificate or incorporation or bylaws of Buyer or under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or by which it or any of its assets are affected, or any Legal Requirement to which Buyer or any of its assets is subject, or (b) without limiting the foregoing, require any Consent of any Governmental Entity or any other Person other than as described on
Schedule 4.4.

      5.4 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

      5.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending (or, to Buyer's knowledge, threatened) against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer's performance under this Agreement or the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

      5.6 Qualification as a Licensee. Buyer is now and will, from and after the date upon which Buyer executes the application(s) described in Section 3.5, be legally, financially and otherwise qualified under the Communications Act and the FCC Regulations to purchase and be the transferee or assignee of the Assets and the owner and operator of the Assets and the Station, and at the time of such execution Buyer will be able to make all necessary representations, including financial representations, which are required to be made by Buyer in such application(s). No fact exists that would under the Communications Act or the FCC Regulations disqualify Buyer as the transferee or assignee of the Assets or as owner and operator of the Assets and the Station.

      5.7 Disclosure. With respect to Buyer, this Article V does not contain any untrue statement of a material fact or, when considered as a whole, omit a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

                                 ARTICLE VI

                                 TERMINATION
                                 -----------

      6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a)  by mutual written agreement of Seller and Buyer;

            (b) by Seller, by written notice to Buyer on or prior to May 3, 1996, if Buyer has not delivered to Seller on or prior to April 29, 1996 a written indication from the Fox Broadcasting Company to the effect that, subject to such conditions as the Fox Broadcasting Company may specify, the Fox Broadcasting Company will consent to the assignment to Buyer of Seller's rights under the Network Affiliation Agreement

            (c) by Seller, by written notice to Buyer, on any date determined for the Closing in accordance with Section 2.2(a) if each condition set forth in Section 2.3 and Section 2.4 has been satisfied (or will be satisfied by the delivery of documents by the Parties at the Closing) or waived in writing on such date and Buyer has nonetheless refused to consummate the Closing Transactions; and

            (d) by Buyer, by written notice to Seller, on any date determined for the Closing in accordance with Section 2.2(a) if each condition set forth in Section 2.3 and Section 2.4 has been satisfied (or will be satisfied by the delivery of documents by the Parties at the Closing) or waived in writing on such date and Seller has nonetheless refused to consummate the Closing Transactions.

Unless the Closing has occurred, this Agreement will terminate without any action by any Person at 5:00 P.M., New York, New York, time, on the Termination Date. The "Termination Date" will be the earlier of (i) the date upon which the denial of any FCC Consent becomes a Final Order and (ii) November 28, 1996; provided that, if the Final Approval Date does not occur prior to November 1, 1996, then the Termination Date will be the earliest of
(A) the date upon which the denial of any FCC Consent becomes a Final Order,
(B) the twentieth business day after the Final Approval Date, and (C) the first anniversary of the date of this Agreement.

Notwithstanding the foregoing, (1) Buyer may not rely on the failure of any condition precedent set forth in Section 2.3 to be satisfied if such failure was caused by Buyer's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement, (2) Seller hereby agrees to cooperate as Buyer may reasonably request to assist Buyer's efforts to obtain the indication of the Fox Broadcasting Company described in Section 6.1(b), and Seller may not rely on Buyer's failure to timely deliver such indication if Seller fails to provide such cooperation, and (3) Seller may not rely on the failure of any condition precedent set forth in Section 2.4 to be satisfied if such failure was caused by Seller's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

      6.2 Effect of Termination. If this Agreement is terminated as provided in Section 6.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect thereof; provided that

            (a)  the obligations of the Parties described in Sections 8.2,
                  8.5, 8.6(c), 8.6(d) and 8.6(e) will survive any such termination,

            (b)  no such termination will relieve Buyer from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination, and

            (c)  no such termination of this Agreement will relieve Seller from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.


                                 ARTICLE VII

                    INDEMNIFICATION  AND RELATED MATTERS
                    ------------------------------------

      7.1 Survival; Absence of Other Representations. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement will survive the Closing and the consummation of the Closing Transactions and will not be affected by any examination made for or on behalf of, or any notice to, Seller or Buyer, the knowledge of Buyer, Seller or any of their respective officers, directors, stockholders, partners, employees, agents or other representatives, or the acceptance of any certificate or opinion; provided that all claims (other than for fraud) made in respect of any such representations, warranties, covenants or agreements will be subject to any applicable limitations set forth in this Article VII. Neither Party has made or will make in connection with this Agreement any representation or warranty, express or implied, other than as set forth in this Agreement, the schedules hereto, and the certificates delivered pursuant hereto.

      7.2  Indemnification.

      (a) By Seller. Subject to the limitations set forth in this Section 7.2(a), after the Closing, Seller will indemnify Buyer and hold Buyer harmless from and against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgement relating to any matter described in clause (i), (ii), (iii), (iv) or (v) below, or in enforcing the indemnity provided by this Section 7.2), net of any Tax benefit or insurance recovery that the indemnified Person actually realizes, but excluding any special or consequential damages (any such net amount being a "Loss"), which Buyer may suffer, sustain or become subject to, as a result of:

            (i) any breach by Seller of any representation or warranty set forth in this Agreement (including any representation or warranty deemed to be remade by Seller as of the Closing pursuant to the first paragraph of Article IV) or any certificate delivered by Seller in connection with the Closing;

            (ii) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person not claiming by, through or under Buyer, to the extent that the same actually arises from or relates to the business or operation of Seller, or the Station or the Assets prior to the Closing, or any fact or circumstance concerning any of them or any Asset and in existence at any time prior to the Closing or which, if successful, would give rise to or evidence the existence of or relate to a breach of any representation, warranty, certification, covenant or other agreement of Seller;

            (iii) any liability or obligation of Seller which is not an Assumed Liability;

            (iv) the failure or alleged failure to obtain any Consent with respect to any Consent-Denied Contract; or

            (v)  any liability or obligation of Seller to Buyer pursuant to
      Section 1.5;

provided that Seller's liability pursuant to this Section 7.2(a) will be subject to the following limitations:

            (A)  Seller will not be liable for any Loss described in clause
      (i) above unless and until the aggregate amount of all Losses described in clause (i) above exceed $500,000 (the "Threshold Amount"), in which event Seller will be liable for all Losses described in clause (i) (and not only for Losses described in clause (i) above to the extent that they exceed the Threshold Amount),

            (B) Seller will not be liable for any Loss described in any of clauses (i) through (v) above, unless Buyer gives Seller written notice asserting the misrepresentation, breach or other matter in question on or prior to April 30, 1998,

            (C) Buyer will not be entitled to indemnification in respect of any matter which arises after the date of this Agreement and which constitutes a misrepresentation or breach of a representation or warranty set forth in Section 4.8(b) as remade at the time of the Closing, if such matter is disclosed in a writing delivered to Buyer at the Closing (it being understood that this clause (C) will have no effect on any misrepresentation or any breach of any representation or warranty set forth in Section 4.8(b) which exists of the date of this Agreement), and

            (D)  Seller will not be liable for any Loss described in clause
      (i) above to the extent that the aggregate amount of all Losses described in clause (i) above exceeds $13,500,000.

It is understood and agreed by Buyer that, except as expressly provided in this Section 7.2(a), after the Closing Seller will not have any obligation or liability to Buyer, and Buyer will have no claim or recourse against Seller, as a result of the breach prior to the Closing of any representation, warranty, covenant or agreement of Seller contained herein or otherwise arising out of or in connection with the Closing Transactions, other than for fraud, it being understood and agreed that the remedies provided for in this
Section 7.2(a) will be the sole and exclusive remedies for any such claim by Buyer for any such matters, whether such claims are framed in contract, tort or otherwise.

      (b) By Buyer. After the Closing, Buyer will indemnify Seller and hold Seller harmless from and against any Loss which Seller may suffer, sustain or become subject to, as the result of

            (i) any breach by Buyer of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement (including any representation or warranty deemed to be remade by Buyer as of the Closing pursuant to the first paragraph of Article V) or any certificate delivered by Buyer in connection with the Closing;

            (ii) any litigation, investigation, proceeding, or other claim by any Governmental Entity or any Person not claiming by, through or under Seller or any affiliate of Seller, to the extent that the same actually arises from or relates to the business or operation of Buyer, or the Station or the Assets after the Closing, or any fact or circumstance concerning any of them or any Asset and in existence at any time after the Closing and not arising out of or relating to any item described in any of clauses (i), (ii), (iii), (iv) or (v) of Section 7.2(a).

It is understood and agreed by Seller that, except as expressly provided in this Section 7.2(b), after the Closing Buyer will have no obligation or liability to Seller, and Seller will have no claim or recourse against Buyer, as a result of the breach prior to the Closing of any representation, warranty, covenant or agreement of Buyer contained herein or otherwise arising out of or in connection with the Closing Transactions or the operations of Buyer, other than for fraud, it being understood and agreed that the remedies provided for in this Section 7.2(b) will be the sole and exclusive remedies for any such claim by Seller for any such matters, whether such claims are framed in contract, tort or otherwise.

      7.3  Indemnification Procedures.

      (a)  Notice of Claim. Any Party making a claim for indemnification under
Section 7.2 (the "Indemnified Party") will notify the Party from whom indemnification is claimed (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 7.2, except to the extent that such failure actually prejudices the Indemnifying Party.

      (b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Section
7.2 and which involves only the payment of money damages to such third party and which does not concern any FCC Authorization, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to assume responsibility for and control the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party assuming control of such defense, the Indemnifying Party must first furnish the Indemnified Party with evidence which, in the Indemnified Party's reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such liability.

      (c) Limits of Assumption of Defense. An Indemnifying Party's rights under Section 7.3(b) will be subject to the following additional limitations:

            (i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

            (ii) the Indemnifying Party will not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably concludes that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or future business prospects (or, in the case of a claim by Buyer, the Station's reputation or business prospects), or (D) upon petition by the Indemnified Party, an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and

            (iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

If the Indemnifying Party has the right, but does not, assume control of the defense of any claim in accordance with this Section 7.3, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense, and the Indemnified Party will not enter into any settlement of such claim which could result in indemnification liability under Section 7.2(a) or 7.2(b) unless the Indemnified Party gives the Indemnifying Party prior written notice of such settlement. If the Indemnifying Party does not thereupon assume the defense of such claim as described in Section 7.3(b) (including by complying with the second sentence of Section 7.3(b)) within ten business days after such notice is given, then the Indemnified Party may enter into such settlement, and such settlement will be binding upon Buyer and Seller for purposes of determining whether any amount of indemnification is payable pursuant to Section 7.2, subject to any applicable limitations set forth in Section 7.2. As used in this Article VII, the term "settlement" refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

      7.4 Treatment of Indemnification Payments. Each Party will treat all payments made pursuant to Section 7.2 as adjustments of the Cash Purchase Price for all purposes. Each Party agrees to use reasonable efforts to seek recovery under any insurance coverage which such Party may have in respect of any Loss; provided that a Party's Loss will include any increased premium which results from seeking such recovery or the occurrence or existence of any fact or circumstance to which such Loss relates.

                                ARTICLE VIII

                            ADDITIONAL AGREEMENTS
                            ---------------------

      8.1  Buyer's Retention of Retained Records; Continuing Assistance.

      (a) Notwithstanding Section 1.2(e), from and after the Closing Buyer will take and retain (on Seller's behalf in accordance with the provisions of this Section 8.1) possession of those Retained Records which are located at the Station's main studio facility on the Closing Date. At any time after the Closing, Seller may request in writing that Buyer deliver any or all of such Retained Records to Seller in any manner which Seller may reasonably request, and Buyer will do so at Seller's expense. From and after the first anniversary of the Closing Date, Buyer may destroy any Retained Records in Buyer's possession, so long as Buyer gives Seller not less than 20 business days' prior written notice of such destruction specifying in reasonable detail the Retained Records proposed to be destroyed; provided that, prior to such destruction, Seller may request that the Retained Records proposed to be destroyed by Buyer instead be delivered by Seller, in which case Buyer will deliver such Retained Records, at Seller's expense, in any manner which Seller may reasonably indicate in such notice to Buyer. Buyer will have no duty to Seller in respect of the Retained Records which are from time to time in Buyer's possession other than to (i) permit access to such Retained Records in accordance with Section 8.1(b), (ii) deliver to Seller prior notice of the intentional destruction of such Retained Records by Buyer as described in the preceding sentence, and
(iii) deliver Retained Records to Seller as described in the preceding two sentences.

      (b) Seller and Buyer will provide each other (and the other's legal and accounting advisors) with such reasonable cooperation and information (including permitting Seller to have access to and to make copies and extracts from the Transferred Records and the Retained Records then in Buyer's possession, in the case of Buyer, and permitting Buyer to have access to and to make copies and extracts from the Retained Records then in Seller's possession, in the case of Seller) as any of them reasonably may request of the other of them with respect to any matter pertaining to this Agreement, any Closing Transaction, the Station or any Asset or Assumed Liability, including with respect to (a) preparation of any Tax Return of Buyer or Seller with respect to the Station's operations, (b) determining any Taxes or right to a refund of Taxes of Buyer or Seller with respect to the Station's operations, (c) responding to any examination of Tax Returns of Buyer or Seller with respect to the Station's operations, (d) defending or prosecuting any audit or administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed against Buyer or Seller with respect to the Station's operations, (e) Buyer's or Seller's Tax planning, (f) determining the amount of any adjustment or amount which may be payable pursuant to Section 1.5 or otherwise pursuant to this Agreement or any other matter pertaining to this Agreement (including disputing, and determining whether to dispute, the matters set forth in the Closing Balance Sheet and in connection with determining the Final Adjustment Amount), and (g) the conduct of the business or operation of the Station by Buyer after the Closing. The requesting Party will reimburse the Party of whom any such request is made for all out-of-pocket expenses incurred by such second Party in performing its obligations under this Section 8.1(b). Without limiting the foregoing, at Seller's expense (including reimbursement by Seller of Buyer's related out-of-pocket expenses, including the reasonably allocable amount of compensation, benefits, taxes and other costs relating to Buyer's personnel) and at Seller's request, Buyer will make its accounting and bookkeeping personnel available to assist Seller (at Seller's direction, during Buyer's normal business hours) in the preparation of Seller's Tax returns and financial statements for periods ending on or prior to December 31, 1996; provided that the same does not unreasonably interfere with the conduct of the business of the Station by Buyer and such assistance does not exceed 20 person-hours during any calendar month.

      8.2 Press Releases and Announcements. Except for any public disclosure which either Party in good faith believes is required by any Legal Requirement (in which case, if practicable, the disclosing Party will give the other Party an opportunity to review and comment upon such disclosure before it is made):

            (a) prior to the Closing, no press releases related to this Agreement or any Closing Transaction or other announcements generally to the employees, customers or other Persons having business relationships with Seller (it being understood that Buyer will have the right to contact such Persons in connection with its investigation of the business of Seller and the Station as provided in Section 3.3(b) and as Seller may otherwise consent (which consent Seller will not unreasonably withhold)) will be issued or made without the mutual approval of Seller and Buyer;

            (b) after the Closing, Seller will not make any press release or other public announcement of or with respect to the Station, this Agreement or any Closing Transaction without Buyer's consent (which consent Buyer will not unreasonably withhold); and

            (c) after the Closing, Buyer will not make any press release or other public announcement of or with respect to this Agreement or any Closing Transaction without Seller's consent (which consent Seller will not unreasonably withhold).

      8.3 Further Transfers. Buyer and Seller each will execute and deliver such further instruments of conveyance and transfer and take such additional actions as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Assets, the assumption by Buyer of the Assumed Liabilities and the other transactions contemplated hereby.

      8.4 Specific Performance. Seller acknowledges that the Station and its business and operations are unique, and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Seller agrees that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

      8.5 Expenses. Except as otherwise expressly provided herein, Seller and Buyer each will pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; it being understood that no such fees, costs or expenses of Seller will constitute an Assumed Liability. Seller will prepare and file, on or before the due dates thereof, any required forms with respect to any transfer, stamp, conveyance, recording or other similar Taxes, fees, duties or governmental charges (collectively, "Transfer Taxes") imposed by any Taxing jurisdiction by reason of the transactions contemplated by this Agreement. Buyer agrees to cooperate with Seller in connection with the preparation and filing of any forms relating to Transfer Taxes. It is expressly understood that Buyer will pay the filing fees required to be paid in connection with the applications and filings described in Sections 3.5 and 3.9. Buyer will be responsible for all Transfer Taxes imposed on Buyer, Seller or any Asset by reason of any transaction contemplated by this Agreement. If valuations of any property or leases are required to determine the amount of any Transfer Taxes, Seller and Buyer will reasonably determine such valuations, and the Parties agree that they will not take (or cause to be taken) any position inconsistent with such valuations in connection with any Tax Return or otherwise.

      8.6  Non-Solicitation and Confidentiality.

      (a) Non-Solicitation. In consideration of the transactions contemplated hereby and the payment of the Cash Purchase Price and the assumption of the Assumed Liabilities, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the "Non-Solicitation Period"), Seller will not directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is employed by Seller either on the date of this Agreement or on the Closing Date and who is employed by Buyer at the time of such contact, approach or solicitation, or induce or attempt to induce any customer or other business relation of the Station into any business relationship which might materially harm Buyer or the Station; provided that (i) this Section 8.6(a) will not apply to James Arnold unless James Arnold accepts employment by Buyer or an affiliate thereof prior to or at the time of the Closing, and (ii) if James Arnold accepts employment by Buyer or an affiliate thereof prior to or at the time of the Closing, then Seller may nonetheless solicit, engage or hire James Arnold, so long as James Arnold will not be involved directly or indirectly on behalf of Seller in the management or operation of a broadcast television station in the Madison, Wisconsin, DMA (as defined by A.C. Neilsen Company) and the employment or engagement in question does not commence until after the earlier of the end of the initial term of James Arnold's employment by Buyer or such Affiliate and the first anniversary of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.6(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (b) Confidentiality by Seller. For a period of two years after the Closing, Seller will treat and hold as confidential all information concerning the business and affairs of the Station which is of a type that in accordance with Seller's past practices has been treated as confidential or proprietary ("Confidential Information"), refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in Seller's possession or under Seller's control. If Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then Seller may disclose such Confidential Information in connection therewith; provided that Seller will use commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as Buyer may designate.

      (c) Confidentiality by Buyer. Buyer will treat and hold as confidential all information concerning the business and affairs of the Station which to Buyer's knowledge is Confidential Information, refrain from using any such Confidential Information except as contemplated by Section 3.3(b) or otherwise in connection with this Agreement, and, after any termination of this Agreement pursuant to Section 6.1, deliver promptly to Seller or destroy, at the request and option of Seller, all tangible embodiments (and all copies) of any such Confidential Information which are in Buyer's possession or under Buyer's control. If Buyer is requested or required prior to the Closing (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such Confidential Information, Buyer will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 8.6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any such Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then Buyer may disclose such Confidential Information in connection therewith; provided that Buyer will use commercially reasonable efforts to obtain, at the request and expense of Seller, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as Seller may designate.

      (d) Remedy for Seller's Breach. Seller acknowledges and agrees that in the event of a breach by Seller of any of the provisions of this Section 8.6, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

      (e) Remedy for Buyer's Breach. Buyer acknowledges and agrees that in the event of a breach by Buyer of any of the provisions of this Section 8.6, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, Seller and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

      (f) Similar Agreements. As a condition to its obligations to effect the Closing Transactions, Buyer may require that any partner of Seller or any Affiliate of any such partner (other than any limited partner of Seller or any Affiliate of any such limited partner) execute an agreement which binds such Person to the same extent that Seller is bound by this Section 8.6. As a material inducement to Buyer to exclude the limited partners of Seller and the Affiliates of the limited partners of Seller from the requirements of the first sentence of this Section 8.6(f), Seller represents and warrants that on the date of this Agreement no such Person possesses, and at no time on or prior to the Closing Date will any such Person possess or be given access to, any Confidential Information.

      8.7  Billing and Collection of Seller's Receivables.

      (a) Billing by Buyer. From and after the Closing Date, on behalf of Seller, Buyer will (in accordance with its standard billing procedures) issue invoices for advertising time sold and provided by the Station prior to the Adjustment Time and not invoiced by Seller prior to the Closing.

      (b) Collection and Application by Buyer. On the Closing Date, Seller will assign to Buyer, for purposes of collection only, all Seller's Receivables. From and after the Closing Date, Buyer will (i) use reasonable efforts in accordance with its normal business practices (not including resorting to or threatening litigation) to collect Seller's Receivables, (ii) apply the proceeds of such collections, to the extent necessary, to satisfy accounts payable and other liabilities of Seller which exist on the Closing Date and which are not Assumed Liabilities (to the extent known to Buyer), and
(iii) remit to Seller, as soon as practicable (and in any event not later than the fifteenth business day) after the end of each calendar month, the full amount so collected during such month and not applied by Buyer as described in clause (ii) above, together with a report specifying the application of each payment by any Person from whom any Seller's Receivable is due (a "Seller's Debtor") during such month and the application (if any) of collections from such prior month as described in clause (ii) above.

      (c) Application of Collections. Collections from any Person which is a Seller's Debtor will be applied in the chronological order of Buyer's and Seller's billings to such Seller's Debtor (i.e., to the oldest unpaid billing first) except to the extent, and only to the extent, that (i) such Seller's Debtor disputes in writing its obligation to pay such billing or (ii) such Seller's Debtor indicates in writing that such payment is to be applied in another, specified manner. Buyer will take no action to encourage a Seller's Debtor to dispute its obligation to pay any billing which relates to a Seller's Receivable or encourage a Seller's Debtor to specify that any payment from such Seller's Debtor is to be applied to billings to such Seller's Debtor other than in their chronological order.

      (d)  Non-Interference.  So long as Buyer is in compliance with this
Section 8.7, neither Seller nor its agents will make any direct solicitation of any Seller's Debtor for purposes of collecting any Seller's Receivable, except as may be agreed to by Buyer and except with respect to Delinquent Accounts. "Delinquent Accounts" means those Seller's Receivables which may be or become more than 180 days past due and those accounts with respect to which Buyer has received written notice of a dispute from the related debtor (a copy of which notice Buyer will promptly forward to Seller). Buyer will not discourage any Seller's Debtor from paying, or otherwise interfere with Seller's efforts in accordance with this Section 8.7(d) to collect, any Delinquent Account; provided that Buyer will not be prohibited from ceasing or altering its method of doing business with any such Seller's Debtor or pursuing or taking any action in connection with the collection of any amount which may be owing by any such Seller's Debtor to Buyer or any of Buyer's Affiliates.

      (e) Termination. Promptly after the date which is nine months after the Closing Date, Buyer will furnish Seller with all files concerning any uncollected Seller's Receivables, and (i) Buyer will have no further responsibilities pursuant to this Section 8.7 with respect to any Seller's Receivable except to remit promptly to Seller any amounts subsequently received by Buyer on account of any Seller's Receivable, and (ii) Seller will have no further obligation pursuant to Section 8.7(d).

      (f) Access. Buyer will furnish Seller and its agents with all information (including reasonable access to Buyer's books and records) which Seller reasonably requests in order to monitor, confirm or dispute Buyer's compliance with this Section 8.7.

      8.8 Seller's Name. Immediately after the Closing, Seller will change its partnership name to a name which does not include, and which is not confusingly similar to, "Channel 47," "WMSN" or "Fox 47."


                                 ARTICLE IX

                                MISCELLANEOUS
                                -------------

      9.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller, and (b) will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

      9.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to Seller or Buyer will, unless another address is specified in writing, be sent to the address indicated below:

      to Seller:

            c/o Madison GP, Inc.
            1406 North Breezeland Drive
            Oconomowoc, WI  53066
            Attention:  Ronald J. Koeppler, President

            with a copy (which copy will
            not constitute notice to Seller) to:

                  Reinhart, Boerner, Van Deuren,
                    Norris & Rieselbach
                  1000 N. Water Street #2100
                  Milwaukee, WI  53202
                  Attention:  Timothy A. Nettesheim

      to Buyer:

            Sullivan Broadcasting Company, Inc.
            4431 Dyke Bennett Road
            Franklin, TN  37064
            Attention:  J. Daniel Sullivan, President and
                           Chief Executive Officer

            with copies (which copies will
            not constitute notice to Buyer) to:

                  Sullivan Broadcasting of Madison, Inc.
                  18 Newbury Street
                  Boston, MA  02116
                  Attention:  David Pulido, Executive Vice
                                President -- Programming
                                and Legal Affairs

                  and

                  Kirkland & Ellis
                  153 E. 53rd Street
                  New York, NY  10022
                  Attention:  John Kuehn

      9.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that

            (i) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, and

            (ii) without the prior written consent of Seller (which consent Seller will not unreasonably withhold), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer prior to the Closing (other than for collateral purposes) to any Person if, in Seller's good faith judgement, such assignment is more likely that not to cause the FCC Approval Date to occur after November 28, 1996.

Without limiting but subject to the foregoing, at or prior to the Closing Buyer may assign its rights under this Agreement, in whole or in part, to one or more other Persons who, together with Buyer, will purchase all or part of the Assets, so long as any such Person or Buyer assumes at the Closing all related Assumed Liabilities, and/or Buyer may direct that one or more Assets to be transferred to a Person other than Buyer. With respect to any rights assigned to any assignee of Buyer (and any matter related thereto under this Agreement), such assignee will be deemed to be "Buyer" for purposes of this Agreement.

      9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

      9.5 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

      9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

      9.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the letter agreement between Seller and ABRY Partners, Inc. dated November 2, 1995, which letter agreement is hereby expressly terminated.

      9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

      9.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law provision (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. In furtherance of the foregoing, the internal law of the State of Wisconsin will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

      9.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

      9.11 Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP and, to the extent consistent therewith, the accounting policies employed by Seller.

      9.12 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

      9.13 Other Definitional Provisions. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the terms "knowledge" or "aware" will include the actual knowledge and awareness of the individuals specified in clause (i) or (ii) below, as the case may be, and the knowledge and awareness that such individuals would have obtained after making reasonable inquiry and exercising reasonable diligence with respect to the matter in question: (i) in the case of Buyer, J. Daniel Sullivan, David Pulido and Patrick Bratton, and (ii) in the case of Seller, Ronald Koeppler, James Arnold, David Ford, Kerry Maki, Keith Triller and John Noonan. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.

                             *     *     *     *

      IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.


                                       SULLIVAN BROADCASTING COMPANY, INC.


                                       By: /s/ David Pulido
                                           ----------------------

                                       Its: Exec. V.P.
                                           ----------------------



                                       CHANNEL 47 LIMITED PARTNERSHIP
                                         By Madison GP, Inc.
                                         Its Managing General Partner


                                       By: /s/ Daniel J. Sharpe
                                           ----------------------

                                       Its: President
                                           ----------------------